Exhibit 99.1
Guardant Health Announces Preliminary Fourth Quarter and Full Year 2025 Results
Fourth quarter revenue growth of 39% driven by strong Oncology and Screening volume
PALO ALTO, Calif. January 11, 2026 – Guardant Health, Inc. (Nasdaq: GH), a leading precision oncology company, today announced preliminary, unaudited results for the quarter and full year ended December 31, 2025.
Fourth quarter 2025 preliminary unaudited financial results
For the three-month period ended December 31, 2025, as compared to the same period of 2024:
•Total revenue of approximately $280 million, an increase of 39%
•Reported approximately 79,000 oncology tests, an increase of 38%
•Reported approximately 38,000 Shield screening tests, compared to 6,400 tests in the prior year period
Full year 2025 preliminary unaudited financial results
For the twelve-month period ended December 31, 2025, as compared to the same period of 2024:
•Total revenue of approximately $981 million, an increase of 33%
•Reported approximately 276,000 oncology tests, an increase of 34%
•Reported approximately 87,000 Shield screening tests
“2025 was a breakout year for Guardant, with total revenue growth accelerating to 33% year-over-year,” said Helmy Eltoukhy, co-founder and co-CEO. “We saw exceptional volume growth in Oncology over the last year, primarily driven by pioneering innovation from our Smart Platform and best-in-class commercial execution. We expect this momentum to continue throughout the year with the launch of multiple groundbreaking products that will fuel the next phase of growth in our Oncology business.”
“We are incredibly proud of Shield's strong momentum as we continue to strengthen our leadership in the blood-based colorectal cancer screening market, with Shield positioned as one of the most successful diagnostic launches to date,” said AmirAli Talasaz, co-founder and co-CEO. “Since FDA approval, nearly 100,000 patients have been screened with Shield. We have now expanded Shield to include multi-cancer detection findings, further enhancing the clinical value of the platform for both patients and physicians. Together, these milestones will further advance the fight against cancer in 2026 and beyond.”
Preliminary unaudited free cash flow was approximately negative $54 million for the fourth quarter of 2025, and approximately negative $233 million for the full year 2025. Cash, cash equivalents, restricted cash, and marketable debt securities were approximately $1.3 billion as of December 31, 2025.

Guardant Health has not completed preparation of its financial statements for the fourth quarter or full year of 2025. The revenue, test volumes and free cash flow presented in this release for the fourth quarter and the year ended December 31, 2025, are preliminary and unaudited and are thus inherently uncertain and subject to change as we complete our financial results. The company is in the process of completing its customary year-end close and review procedures as of and for the year ended December 31, 2025, and there can be no assurance that final results for this period will not differ from these estimates. During the preparation of Guardant Health’s consolidated financial statements and related notes as of and for the year ended December 31, 2025, the company’s independent registered public accountants may identify items that could cause final reported results to be materially different from the preliminary financial estimates presented herein.
Upcoming events
Guardant Health plans to report its fourth quarter and full year audited financial results for the period ended December 31, 2025, during its February 2026 earnings call.
About Guardant Health
Guardant Health is a leading precision oncology company focused on guarding wellness and giving every person more time free from cancer. Founded in 2012, Guardant is transforming patient care and accelerating new cancer therapies by providing critical insights into what drives disease through its advanced blood and tissue tests, real-world data and AI analytics. Guardant tests help improve outcomes across all stages of care, including screening to find cancer early, monitoring for recurrence in early-stage cancer, and treatment selection for patients with advanced cancer. For more information, visit guardanthealth.com and follow the company on LinkedIn, X (Twitter) and Facebook.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws, including statements regarding the potential utilities, values, benefits and advantages of Guardant Health’s liquid biopsy tests or assays, which involve risks and uncertainties that could cause the actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors. These and additional risks and uncertainties that could affect Guardant Health’s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include those discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its Annual Report on Form 10-K for the year ended December 31, 2024, and in its other reports filed with or furnished to the Securities and Exchange Commission thereafter. The forward-looking statements in this press release are based on information available to Guardant Health as of the date hereof, and Guardant Health disclaims any obligation to update any forward-looking statements provided to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing Guardant Health’s views as of any date subsequent to the date of this press release.

Investor Contact:
Zarak Khurshid
investors@guardanthealth.com

Media Contact:
Meaghan Smith
press@guardanthealth.com
+1 650-647-3711
Source: Guardant Health, Inc.

Reconciliation of Free Cash Flow to Net Cash Used in Operating Activities
(unaudited)
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024

Net cash used in operating activities	$(26)	$(64)	$(185)	$(240)
Purchases of property and equipment	(28)	(19)	(48)	(35)
Free cash flow	$(54)	$(83)	$(233)	$(275)